Exhibit 21.1

KWF GROUP HOLDING LIMITED

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of incorporation or origination
KWF (BVI) Holding Limited	British Virgin Islands
Kam Wing Fung Engineering Limited	Hong Kong